Exhibit 99.1

KeyCorp announces Stacy L. Gilbert to succeed

Douglas M. Schosser as Chief Accounting Officer

CLEVELAND, February 26, 2024 /PRNewswire/ — KeyCorp (NYSE:KEY) announced that Douglas M. Schosser, currently Chief Accounting Officer, will be leaving the company to pursue a senior executive position at another company, effective March 15, 2024. Stacy L. Gilbert will succeed him as KeyCorp’s Chief Accounting Officer at that time.

Stacy has served as Corporate Controller of KeyCorp since August 2023. She previously served as Assistant Corporate Controller and Senior Director of External Reporting and Accounting Policy. Stacy first joined Key in 2002, holding a variety of accounting roles, before leaving to join FirstMerit Corporation in 2008. She re-joined Key in 2016.

“I would like to congratulate Stacy on her appointment,” said Clark Khayat, Chief Financial Officer of KeyCorp. “Her more than 25 years of accounting and financial reporting experience with publicly traded financial institutions will serve us well. I am confident that this well-planned succession will result in a smooth transition.”

“I want to thank Doug for his significant contributions to Key during his more than 25 years at our company,” Clark added. “We wish him all the best in his next endeavor.”

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About KeyCorp

KeyCorp’s roots trace back nearly 200 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $188 billion at December 31, 2023. Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 1,000 branches and approximately 1,200 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications, and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com. KeyBank is Member FDIC.